SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)

           INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO
            RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)

                                (Amendment No. 1)



                             AMC ENTERTAINMENT INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    00169100
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                               September 13, 2001
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

               [_]   Rule 13d-1(b)
               [X]   Rule 13d-1(c)
               [_]   Rule 13d-1(d)

CUSIP No. 00169100                         13G                      Page 2 of 27


--------------------------------------------------------------------------------

      1        NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

               Sandler Capital Management
--------------------------------------------------------------------------------

      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP       (a) [_]
                                                                      (b) [_]
--------------------------------------------------------------------------------

      3        SEC USE ONLY
--------------------------------------------------------------------------------
      4        CITIZENSHIP OR PLACE OF ORGANIZATION

               New York
--------------------------------------------------------------------------------
       NUMBER OF                5        SOLE VOTING POWER
         SHARES
      BENEFICIALLY
        OWNED BY                         0
          EACH
       REPORTING
      PERSON WITH
                                6        SHARED VOTING POWER


                                         0*


                                7        SOLE DISPOSITIVE POWER


                                         0

                                8        SHARED DISPOSITIVE POWER


                                         2,133,005
--------------------------------------------------------------------------------
      9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               2,133,005 shares of Common Stock
--------------------------------------------------------------------------------
     10        CHECK BOX IF THE  AGGREGATE  AMOUNT IN ROW (9)  EXCLUDES  CERTAIN
               SHARES                                   [_]
--------------------------------------------------------------------------------
     11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

               9.9%
--------------------------------------------------------------------------------
     12        TYPE OF REPORTING PERSON

               PN
--------------------------------------------------------------------------------

(*) The Reporting Person together with other Reporting Persons named herein may be deemed to beneficially own shares of the Issuer's Series A Preferred Stock that are convertible into shares of Common Stock as indicated herein. However, the Reporting Person has agreed pursuant to a Securities Purchase Agreement, dated as of June 29, 2001, by and among the Issuer, certain Reporting Persons and certain other persons named in such Securities Purchase Agreement, for a period commencing on the Closing Date and ending on April 19, 2006, not to convert such Series A Preferred Stock into Common Stock except in connection with the disposition of such Common Stock to an unaffiliated third party. As such, the Reporting Person has no ability to exercise voting power with respect to the Common Stock following conversion during such time period.

CUSIP No. 00169100                         13G                      Page 3 of 27

--------------------------------------------------------------------------------

      1        NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

               Sandler Capital Partners V, L.P.
--------------------------------------------------------------------------------

      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP       (a) [_]
                                                                      (b) [_]
--------------------------------------------------------------------------------

      3        SEC USE ONLY
--------------------------------------------------------------------------------
      4        CITIZENSHIP OR PLACE OF ORGANIZATION

               Delaware
--------------------------------------------------------------------------------
       NUMBER OF                5        SOLE VOTING POWER
         SHARES
      BENEFICIALLY
        OWNED BY                         0*
          EACH
       REPORTING
      PERSON WITH
                                6        SHARED VOTING POWER


                                         0


                                7        SOLE DISPOSITIVE POWER


                                         1,516,083

                                8        SHARED DISPOSITIVE POWER


                                         0
--------------------------------------------------------------------------------
      9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               1,516,083 shares of Common Stock
--------------------------------------------------------------------------------
     10        CHECK BOX IF THE  AGGREGATE  AMOUNT IN ROW (9)  EXCLUDES  CERTAIN
               SHARES                                   [_]
--------------------------------------------------------------------------------
     11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

               7.0%
--------------------------------------------------------------------------------
     12        TYPE OF REPORTING PERSON

               PN
--------------------------------------------------------------------------------

(*) The Reporting Person together with other Reporting Persons named herein may be deemed to beneficially own shares of the Issuer's Series A Preferred Stock that are convertible into shares of Common Stock as indicated herein. However, the Reporting Person has agreed pursuant to a Securities Purchase Agreement, dated as of June 29, 2001, by and among the Issuer, certain Reporting Persons and certain other persons named in such Securities Purchase Agreement, for a period commencing on the Closing Date and ending on April 19, 2006, not to convert such Series A Preferred Stock into Common Stock except in connection with the disposition of such Common Stock to an unaffiliated third party. As such, the Reporting Person has no ability to exercise voting power with respect to the Common Stock following conversion during such time period.

CUSIP No. 00169100                         13G                      Page 4 of 27

--------------------------------------------------------------------------------

      1        NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

               Sandler Capital Partners V FTE, L.P.
--------------------------------------------------------------------------------

      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP       (a) [_]
                                                                      (b) [_]
--------------------------------------------------------------------------------

      3        SEC USE ONLY
--------------------------------------------------------------------------------
      4        CITIZENSHIP OR PLACE OF ORGANIZATION

               Delaware
--------------------------------------------------------------------------------
       NUMBER OF                5        SOLE VOTING POWER
         SHARES
      BENEFICIALLY
        OWNED BY                         0*
          EACH
       REPORTING
      PERSON WITH
                                6        SHARED VOTING POWER


                                         0


                                7        SOLE DISPOSITIVE POWER


                                         560,699

                                8        SHARED DISPOSITIVE POWER


                                         0
--------------------------------------------------------------------------------
      9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               560,699 shares of Common Stock
--------------------------------------------------------------------------------
     10        CHECK BOX IF THE  AGGREGATE  AMOUNT IN ROW (9)  EXCLUDES  CERTAIN
               SHARES                                   [_]
--------------------------------------------------------------------------------
     11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

               2.6%
--------------------------------------------------------------------------------
     12        TYPE OF REPORTING PERSON

               PN
--------------------------------------------------------------------------------

(*) The Reporting Person together with other Reporting Persons named herein may be deemed to beneficially own shares of the Issuer's Series A Preferred Stock that are convertible into shares of Common Stock as indicated herein. However, the Reporting Person has agreed pursuant to a Securities Purchase Agreement, dated as of June 29, 2001, by and among the Issuer, certain Reporting Persons and certain other persons named in such Securities Purchase Agreement, for a period commencing on the Closing Date and ending on April 19, 2006, not to convert such Series A Preferred Stock into Common Stock except in connection with the disposition of such Common Stock to an unaffiliated third party. As such, the Reporting Person has no ability to exercise voting power with respect to the Common Stock following conversion during such time period.

CUSIP No. 00169100                         13G                      Page 5 of 27

--------------------------------------------------------------------------------

      1        NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

               Sandler Capital Partners V Germany, L.P.
--------------------------------------------------------------------------------

      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP       (a) [_]
                                                                      (b) [_]
--------------------------------------------------------------------------------

      3        SEC USE ONLY
--------------------------------------------------------------------------------
      4        CITIZENSHIP OR PLACE OF ORGANIZATION

               Delaware
--------------------------------------------------------------------------------
       NUMBER OF                5        SOLE VOTING POWER
         SHARES
      BENEFICIALLY
        OWNED BY                         0*
          EACH
       REPORTING
      PERSON WITH
                                6        SHARED VOTING POWER


                                         0


                                7        SOLE DISPOSITIVE POWER


                                         56,223

                                8        SHARED DISPOSITIVE POWER


                                         0
--------------------------------------------------------------------------------
      9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               56,223 shares of Common Stock
--------------------------------------------------------------------------------
     10        CHECK BOX IF THE  AGGREGATE  AMOUNT IN ROW (9)  EXCLUDES  CERTAIN
               SHARES                                   [_]
--------------------------------------------------------------------------------
     11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

               0.3%
--------------------------------------------------------------------------------
     12        TYPE OF REPORTING PERSON

               PN
--------------------------------------------------------------------------------

(*) The Reporting Person together with other Reporting Persons named herein may be deemed to beneficially own shares of the Issuer's Series A Preferred Stock that are convertible into shares of Common Stock as indicated herein. However, the Reporting Person has agreed pursuant to a Securities Purchase Agreement, dated as of June 29, 2001, by and among the Issuer, certain Reporting Persons and certain other persons named in such Securities Purchase Agreement, for a period commencing on the Closing Date and ending on April 19, 2006, not to convert such Series A Preferred Stock into Common Stock except in connection with the disposition of such Common Stock to an unaffiliated third party. As such, the Reporting Person has no ability to exercise voting power with respect to the Common Stock following conversion during such time period.

CUSIP No. 00169100                         13G                      Page 6 of 27

--------------------------------------------------------------------------------

      1        NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

               Sandler Investment Partners, L.P.
--------------------------------------------------------------------------------

      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP       (a) [_]
                                                                      (b) [_]
--------------------------------------------------------------------------------

      3        SEC USE ONLY
--------------------------------------------------------------------------------
      4        CITIZENSHIP OR PLACE OF ORGANIZATION

               Delaware
--------------------------------------------------------------------------------
       NUMBER OF                5        SOLE VOTING POWER
         SHARES
      BENEFICIALLY
        OWNED BY                         0
          EACH
       REPORTING
      PERSON WITH
                                6        SHARED VOTING POWER


                                         0*


                                7        SOLE DISPOSITIVE POWER


                                         0

                                8        SHARED DISPOSITIVE POWER


                                         2,133,005
--------------------------------------------------------------------------------
      9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               2,133,005 shares of Common Stock
--------------------------------------------------------------------------------
     10        CHECK BOX IF THE  AGGREGATE  AMOUNT IN ROW (9)  EXCLUDES  CERTAIN
               SHARES                                   [_]
--------------------------------------------------------------------------------
     11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

               9.9%
--------------------------------------------------------------------------------
     12        TYPE OF REPORTING PERSON

               PN
--------------------------------------------------------------------------------

(*) The Reporting Person together with other Reporting Persons named herein may be deemed to beneficially own shares of the Issuer's Series A Preferred Stock that are convertible into shares of Common Stock as indicated herein. However, the Reporting Person has agreed pursuant to a Securities Purchase Agreement, dated as of June 29, 2001, by and among the Issuer, certain Reporting Persons and certain other persons named in such Securities Purchase Agreement, for a period commencing on the Closing Date and ending on April 19, 2006, not to convert such Series A Preferred Stock into Common Stock except in connection with the disposition of such Common Stock to an unaffiliated third party. As such, the Reporting Person has no ability to exercise voting power with respect to the Common Stock following conversion during such time period.

CUSIP No. 00169100                         13G                      Page 7 of 27

--------------------------------------------------------------------------------

      1        NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

               MJDM Corp.
--------------------------------------------------------------------------------

      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP       (a) [_]
                                                                      (b) [_]
--------------------------------------------------------------------------------

      3        SEC USE ONLY
--------------------------------------------------------------------------------
      4        CITIZENSHIP OR PLACE OF ORGANIZATION

               New York
--------------------------------------------------------------------------------
       NUMBER OF                5        SOLE VOTING POWER
         SHARES
      BENEFICIALLY
        OWNED BY                         0
          EACH
       REPORTING
      PERSON WITH
                                6        SHARED VOTING POWER


                                         0*


                                7        SOLE DISPOSITIVE POWER


                                         0

                                8        SHARED DISPOSITIVE POWER


                                         2,133,005
--------------------------------------------------------------------------------
      9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               2,133,005 shares of Common Stock
--------------------------------------------------------------------------------
     10        CHECK BOX IF THE  AGGREGATE  AMOUNT IN ROW (9)  EXCLUDES  CERTAIN
               SHARES                                   [_]
--------------------------------------------------------------------------------
     11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

               9.9%
--------------------------------------------------------------------------------
     12        TYPE OF REPORTING PERSON

               PN
--------------------------------------------------------------------------------

(*) The Reporting Person together with other Reporting Persons named herein may be deemed to beneficially own shares of the Issuer's Series A Preferred Stock that are convertible into shares of Common Stock as indicated herein. However, the Reporting Person has agreed pursuant to a Securities Purchase Agreement, dated as of June 29, 2001, by and among the Issuer, certain Reporting Persons and certain other persons named in such Securities Purchase Agreement, for a period commencing on the Closing Date and ending on April 19, 2006, not to convert such Series A Preferred Stock into Common Stock except in connection with the disposition of such Common Stock to an unaffiliated third party. As such, the Reporting Person has no ability to exercise voting power with respect to the Common Stock following conversion during such time period.

CUSIP No. 00169100                         13G                      Page 8 of 27

--------------------------------------------------------------------------------

      1        NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

               Four JK Corp.
--------------------------------------------------------------------------------

      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP       (a) [_]
                                                                      (b) [_]
--------------------------------------------------------------------------------

      3        SEC USE ONLY
--------------------------------------------------------------------------------
      4        CITIZENSHIP OR PLACE OF ORGANIZATION

               Delaware
--------------------------------------------------------------------------------
       NUMBER OF                5        SOLE VOTING POWER
         SHARES
      BENEFICIALLY
        OWNED BY                         0
          EACH
       REPORTING
      PERSON WITH
                                6        SHARED VOTING POWER


                                         0*


                                7        SOLE DISPOSITIVE POWER


                                         0

                                8        SHARED DISPOSITIVE POWER


                                         2,133,005
--------------------------------------------------------------------------------
      9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               2,133,005 shares of Common Stock
--------------------------------------------------------------------------------
     10        CHECK BOX IF THE  AGGREGATE  AMOUNT IN ROW (9)  EXCLUDES  CERTAIN
               SHARES                                   [_]
--------------------------------------------------------------------------------
     11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

               9.9%
--------------------------------------------------------------------------------
     12        TYPE OF REPORTING PERSON

               CO
--------------------------------------------------------------------------------

(*) The Reporting Person together with other Reporting Persons named herein may be deemed to beneficially own shares of the Issuer's Series A Preferred Stock that are convertible into shares of Common Stock as indicated herein. However, the Reporting Person has agreed pursuant to a Securities Purchase Agreement, dated as of June 29, 2001, by and among the Issuer, certain Reporting Persons and certain other persons named in such Securities Purchase Agreement, for a period commencing on the Closing Date and ending on April 19, 2006, not to convert such Series A Preferred Stock into Common Stock except in connection with the disposition of such Common Stock to an unaffiliated third party. As such, the Reporting Person has no ability to exercise voting power with respect to the Common Stock following conversion during such time period.

CUSIP No. 00169100                         13G                      Page 9 of 27

--------------------------------------------------------------------------------

      1        NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

               ARH Corp.
--------------------------------------------------------------------------------

      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP       (a) [_]
                                                                      (b) [_]
--------------------------------------------------------------------------------

      3        SEC USE ONLY
--------------------------------------------------------------------------------
      4        CITIZENSHIP OR PLACE OF ORGANIZATION

               Delaware
--------------------------------------------------------------------------------
       NUMBER OF                5        SOLE VOTING POWER
         SHARES
      BENEFICIALLY
        OWNED BY                         0
          EACH
       REPORTING
      PERSON WITH
                                6        SHARED VOTING POWER


                                         0*


                                7        SOLE DISPOSITIVE POWER


                                         0

                                8        SHARED DISPOSITIVE POWER


                                         2,133,005
--------------------------------------------------------------------------------
      9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               2,133,005 shares of Common Stock
--------------------------------------------------------------------------------
     10        CHECK BOX IF THE  AGGREGATE  AMOUNT IN ROW (9)  EXCLUDES  CERTAIN
               SHARES                                   [_]
--------------------------------------------------------------------------------
     11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

               9.9%
--------------------------------------------------------------------------------
     12        TYPE OF REPORTING PERSON

               CO
--------------------------------------------------------------------------------

(*) The Reporting Person together with other Reporting Persons named herein may be deemed to beneficially own shares of the Issuer's Series A Preferred Stock that are convertible into shares of Common Stock as indicated herein. However, the Reporting Person has agreed pursuant to a Securities Purchase Agreement, dated as of June 29, 2001, by and among the Issuer, certain Reporting Persons and certain other persons named in such Securities Purchase Agreement, for a period commencing on the Closing Date and ending on April 19, 2006, not to convert such Series A Preferred Stock into Common Stock except in connection with the disposition of such Common Stock to an unaffiliated third party. As such, the Reporting Person has no ability to exercise voting power with respect to the Common Stock following conversion during such time period.

CUSIP No. 00169100                         13G                     Page 10 of 27

--------------------------------------------------------------------------------

      1        NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

               Harvey Sandler
--------------------------------------------------------------------------------

      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP       (a) [_]
                                                                      (b) [_]
--------------------------------------------------------------------------------

      3        SEC USE ONLY
--------------------------------------------------------------------------------
      4        CITIZENSHIP OR PLACE OF ORGANIZATION

               United States
--------------------------------------------------------------------------------
       NUMBER OF                5        SOLE VOTING POWER
         SHARES
      BENEFICIALLY
        OWNED BY                         115,000
          EACH
       REPORTING
      PERSON WITH
                                6        SHARED VOTING POWER


                                         0*


                                7        SOLE DISPOSITIVE POWER


                                         115,000

                                8        SHARED DISPOSITIVE POWER


                                         2,153,005
--------------------------------------------------------------------------------
      9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               2,268,005 shares of Common Stock
--------------------------------------------------------------------------------
     10        CHECK BOX IF THE  AGGREGATE  AMOUNT IN ROW (9)  EXCLUDES  CERTAIN
               SHARES                                   [_]
--------------------------------------------------------------------------------
     11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

               10.4%
--------------------------------------------------------------------------------
     12        TYPE OF REPORTING PERSON

               IN
--------------------------------------------------------------------------------

(*) The Reporting Person together with other Reporting Persons named herein may be deemed to beneficially own shares of the Issuer's Series A Preferred Stock that are convertible into shares of Common Stock as indicated herein. However, the Reporting Person has agreed pursuant to a Securities Purchase Agreement, dated as of June 29, 2001, by and among the Issuer, certain Reporting Persons and certain other persons named in such Securities Purchase Agreement, for a period commencing on the Closing Date and ending on April 19, 2006, not to convert such Series A Preferred Stock into Common Stock except in connection with the disposition of such Common Stock to an unaffiliated third party. As such, the Reporting Person has no ability to exercise voting power with respect to the Common Stock following conversion during such time period.

CUSIP No. 00169100                         13G                     Page 11 of 27

--------------------------------------------------------------------------------

      1        NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

               Michael J. Marocco
--------------------------------------------------------------------------------

      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP       (a) [_]
                                                                      (b) [_]
--------------------------------------------------------------------------------

      3        SEC USE ONLY
--------------------------------------------------------------------------------
      4        CITIZENSHIP OR PLACE OF ORGANIZATION

               United States
--------------------------------------------------------------------------------
       NUMBER OF                5        SOLE VOTING POWER
         SHARES
      BENEFICIALLY
        OWNED BY                         0
          EACH
       REPORTING
      PERSON WITH
                                6        SHARED VOTING POWER


                                         0*


                                7        SOLE DISPOSITIVE POWER


                                         0

                                8        SHARED DISPOSITIVE POWER


                                         2,133,005
--------------------------------------------------------------------------------
      9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               2,133,005 shares of Common Stock
--------------------------------------------------------------------------------
     10        CHECK BOX IF THE  AGGREGATE  AMOUNT IN ROW (9)  EXCLUDES  CERTAIN
               SHARES                                   [_]
--------------------------------------------------------------------------------
     11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

               9.9%
--------------------------------------------------------------------------------
     12        TYPE OF REPORTING PERSON

               IN
--------------------------------------------------------------------------------

(*) The Reporting Person together with other Reporting Persons named herein may be deemed to beneficially own shares of the Issuer's Series A Preferred Stock that are convertible into shares of Common Stock as indicated herein. However, the Reporting Person has agreed pursuant to a Securities Purchase Agreement, dated as of June 29, 2001, by and among the Issuer, certain Reporting Persons and certain other persons named in such Securities Purchase Agreement, for a period commencing on the Closing Date and ending on April 19, 2006, not to convert such Series A Preferred Stock into Common Stock except in connection with the disposition of such Common Stock to an unaffiliated third party. As such, the Reporting Person has no ability to exercise voting power with respect to the Common Stock following conversion during such time period.

CUSIP No. 00169100                         13G                     Page 12 of 27

--------------------------------------------------------------------------------

      1        NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

               John Kornreich
--------------------------------------------------------------------------------

      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP       (a) [_]
                                                                      (b) [_]
--------------------------------------------------------------------------------

      3        SEC USE ONLY
--------------------------------------------------------------------------------
      4        CITIZENSHIP OR PLACE OF ORGANIZATION

               United States
--------------------------------------------------------------------------------
       NUMBER OF                5        SOLE VOTING POWER
         SHARES
      BENEFICIALLY
        OWNED BY                         0
          EACH
       REPORTING
      PERSON WITH
                                6        SHARED VOTING POWER


                                         0*


                                7        SOLE DISPOSITIVE POWER


                                         0

                                8        SHARED DISPOSITIVE POWER


                                         2,133,005
--------------------------------------------------------------------------------
      9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               2,133,005 shares of Common Stock
--------------------------------------------------------------------------------
     10        CHECK BOX IF THE  AGGREGATE  AMOUNT IN ROW (9)  EXCLUDES  CERTAIN
               SHARES                                   [_]
--------------------------------------------------------------------------------
     11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

               9.9%
--------------------------------------------------------------------------------
     12        TYPE OF REPORTING PERSON

               IN
--------------------------------------------------------------------------------

(*) The Reporting Person together with other Reporting Persons named herein may be deemed to beneficially own shares of the Issuer's Series A Preferred Stock that are convertible into shares of Common Stock as indicated herein. However, the Reporting Person has agreed pursuant to a Securities Purchase Agreement, dated as of June 29, 2001, by and among the Issuer, certain Reporting Persons and certain other persons named in such Securities Purchase Agreement, for a period commencing on the Closing Date and ending on April 19, 2006, not to convert such Series A Preferred Stock into Common Stock except in connection with the disposition of such Common Stock to an unaffiliated third party. As such, the Reporting Person has no ability to exercise voting power with respect to the Common Stock following conversion during such time period.

CUSIP No. 00169100                         13G                     Page 13 of 27

SCHEDULE 13G


Item 1.

        (a)          Name of Issuer:  AMC Entertainment Inc.

        (b)          Address of Issuer's Principal Executive Offices:
                     106 West 14th Street
                     Kansas City, Missouri  64141

Item 2.

1.      (a)          Name of Person Filing:  Sandler Capital Management

        (b)          Address  of  Principal   Business  Office,   or,  if  none,
                     Residence:
                     767 Fifth Avenue
                     New York, New York  10153

        (c)          Citizenship or Place of Organization:
                     Sandler  Capital   Management  is  a  general   partnership
                     organized under the laws of the State of New York.

        (d) Title of Class of Securities: Common Stock, 66 2/3 cents par value

        (e)          CUSIP Number:  001669100

2.      (a)          Name of Person  Filing:  Sandler  Capital  Partners V, L.P.
                     ("Sandler V")

        (b)          Address  of  Principal   Business  Office,   or,  if  none,
                     Residence:
                     767 Fifth Avenue
                     New York, New York  10153

        (c)          Citizenship or Place of Organization:
                     Sandler V is a limited partnership organized under the laws of the State of Delaware.

        (d) Title of Class of Securities: Common Stock, 66 2/3 cents par value

        (e)          CUSIP Number:  001669100

3.      (a)          Name of Person Filing: Sandler Capital Partners V FTE, L.P.
                     ("Sandler V FTE")

        (b)          Address  of  Principal   Business  Office,   or,  if  none,
                     Residence:
                     767 Fifth Avenue
                     New York, New York  10153

CUSIP No. 00169100                         13G                     Page 13 of 27



        (c)          Citizenship or Place of Organization:
                     Sandler V FTE is a limited partnership organized under the laws of the State of Delaware.

        (d) Title of Class of Securities: Common Stock, 66 2/3 cents par value

        (e)          CUSIP Number:  001669100

4.      (a)          Name of Person Filing:  Sandler Capital Partners V Germany,
                     L.P. ("Sandler V Germany")

        (b)          Address  of  Principal   Business  Office,   or,  if  none,
                     Residence:
                     767 Fifth Avenue
                     New York, New York  10153

        (c)          Citizenship or Place of Organization:
                     Sandler V Germany is a limited partnership organized under the laws of the State of Delaware.

        (d) Title of Class of Securities: Common Stock, 66 2/3 cents par value

        (e)          CUSIP Number:  001669100

5.      (a)          Name of Person Filing:  Sandler Investment Partners, L.P.

        (b)          Address  of  Principal   Business  Office,   or,  if  none,
                     Residence:
                     767 Fifth Avenue
                     New York, New York  10153

        (c)          Citizenship or Place of Organization:
                     Sandler Investment Partners, L.P. is a limited partnership organized under the laws of the State of Delaware.

        (d) Title of Class of Securities: Common Stock, 66 2/3 cents par value

        (e)          CUSIP Number:  001669100

6.      (a)          Name of Person Filing:  MJDM Corp.

        (b)          Address  of  Principal   Business  Office,   or,  if  none,
                     Residence:
                     767 Fifth Avenue
                     New York, New York  10153

CUSIP No. 00169100                         13G                     Page 15 of 27

        (c)          Citizenship or Place of Organization:
                     MJDM Corp. is a corporation organized under the laws of the State of New York.

        (d) Title of Class of Securities: Common Stock, 66 2/3 cents par value

        (e)          CUSIP Number:  001669100

7.     (a)           Name of Person Filing:  Four JK Corp.

        (b)          Address  of  Principal   Business  Office,   or,  if  none,
                     Residence:
                     767 Fifth Avenue
                     New York, New York  10153

        (c)          Citizenship or Place of Organization:
                     Four JK Corp. is a corporation organized under the laws of the State of Delaware.

        (d) Title of Class of Securities: Common Stock, 66 2/3 cents par value

        (e)          CUSIP Number:  001669100

8.      (a)          Name of Person Filing:  ARH Corp.

        (b)          Address  of  Principal   Business  Office,   or,  if  none,
                     Residence:
                     767 Fifth Avenue
                     New York, New York  10153

        (c)          Citizenship or Place of Organization:
                     ARH Corp. is a corporation organized under the laws of the State of Delaware.

        (d) Title of Class of Securities: Common Stock, 66 2/3 cents par value

        (e)          CUSIP Number:  001669100

9.      (a)          Name of Person Filing:  Harvey Sandler

        (b)          Address  of  Principal   Business  Office,   or,  if  none,
                     Residence:
                     Sandler Enterprises
                     1555 North Park Drive, Suite 101
                     Weston, Florida  33326

        (c)          Citizenship or Place of Organization:  United States

        (d) Title of Class of Securities: Common Stock, 66 2/3 cents par value

        (e)          CUSIP Number:  001669100

CUSIP No. 00169100                         13G                     Page 16 of 27


10.     (a)          Name of Person Filing:  Michael J. Marocco

        (b)          Address  of  Principal   Business  Office,   or,  if  none,
                     Residence:
                     767 Fifth Avenue
                     New York, New York  10153

        (c)          Citizenship or Place of Organization:  United States

        (d) Title of Class of Securities: Common Stock, 66 2/3 cents par value

        (e)          CUSIP Number:  001669100

11.     (a)          Name of Person Filing:  John Kornreich

        (b)          Address  of  Principal   Business  Office,   or,  if  none,
                     Residence:
                     767 Fifth Avenue
                     New York, New York  10153

        (c)          Citizenship or Place of Organization:  United States

        (d) Title of Class of Securities: Common Stock, 66 2/3 cents par value

        (e)          CUSIP Number:  001669100

Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

                     Not applicable.

Item 4.              Ownership.

                     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

                     1.  Sandler Capital Management:

                     (a) Amount beneficially owned: 2,133,005(1)(3) shares of Common Stock, 66 2/3 cents par value, of AMC Entertainment Inc. Reporting Person is managed by a committee (the "Management Committee") consisting of the principle stockholders of ARH Corp., MJDM Corp., and Four JK Corp. (Harvey Sandler, Michael J. Marocco and John Kornreich). All decisions regarding Sandler V, Sandler V FTE and Sandler V Germany's investment in the securities of the Issuer require the consent of the Management Committee. Sandler Capital Management is the general partner of Sandler

CUSIP No. 00169100                         13G                     Page 17 of 27

                               Investment Partners, L.P., which is the general partner of Sandler V, Sandler V FTE and Sandler V Germany.

                     (b)       Percent of class: 9.9%

                     (c)       Number of shares as to which the person has:

                              (i) Sole power to vote or to direct the vote: 0 shares

                              (ii)   Shared power to vote or to direct the vote:
                                     0(2) shares

                              (iii) Sole power to dispose or to direct the disposition of: 0 shares

                              (iv) Shared power to dispose or to direct the disposition of: 2,133,005(1) shares

                     2.  Sandler Capital Partners V, L.P.:

                     (a) Amount beneficially owned: 1,516,083 shares of Common Stock, 66 2/3 cents par value, of AMC Entertainment Inc.

                     (b)       Percent of class:   7.0%

                     (c)       Number of shares as to which the person has:

                              (i)    Sole power to vote or to direct the vote: 0
                                     (2) shares

                              (ii)   Shared power to vote or to direct the vote:
                                     0 shares

                              (iii) Sole power to dispose or to direct the disposition of: 1,516,083 shares

                              (iv) Shared power to dispose or to direct the disposition of: 0 shares

                     3.  Sandler Capital Partners V FTE, L.P.:

                     (a) Amount beneficially owned: 560,699 shares of Common Stock, 66 2/3 cents par value, of AMC Entertainment Inc.

                     (b)       Percent of class:   2.6%

                     (c)       Number of shares as to which the person has:

                              (i)    Sole  power to vote or to direct  the vote:
                                     0(2) shares

CUSIP No. 00169100                         13G                     Page 18 of 27

                              (ii)   Shared power to vote or to direct the vote:
                                     0 shares

                              (iii) Sole power to dispose or to direct the disposition of: 560,699 shares

                              (iv) Shared power to dispose or to direct the disposition of: 0 shares

                     4.  Sandler Capital Partners V Germany, L.P.

                     (a)       Amount   beneficially  owned:  56,223  shares  of
                               Common Stock, 66 2/3 cents par value, of AMC Entertainment Inc.

                     (b)       Percent of class:   0.3%

                     (c)       Number of shares as to which the person has:

                              (i)    Sole  power to vote or to direct  the vote:
                                     0(2) shares

                              (ii)   Shared power to vote or to direct the vote:
                                     0 shares

                              (iii) Sole power to dispose or to direct the disposition of: 56,223 shares

                              (iv) Shared power to dispose or to direct the disposition of: 0 shares

                     5.  Sandler Investment Partners, L.P.:

                     (a) Amount beneficially owned: 2,133,005 (1)(3) shares of Common Stock, 66 2/3 cents par value, of AMC Entertainment Inc. Sandler Investment Partners, L.P. is the general partner of Sandler V, Sandler V FTE and Sandler V Germany.

                     (b)       Percent of class:  9.9%

                     (c)       Number of shares as to which the person has:

                              (i)    Sole  power to vote or to direct the vote:
                                     0 shares

                              (ii) Shared power to vote or to direct the vote: 0(2) shares

                              (iii) Sole power to dispose or to direct the disposition of: 0 shares

CUSIP No. 00169100                         13G                     Page 19 of 27

                              (iv) Shared power to dispose or to direct the disposition of: 2,133,005(1) shares

                     6.  ARH Corp.:

                     (a) Amount beneficially owned: 2,133,005(1)(3) shares of Common Stock, 66 2/3 cents par value, of AMC Entertainment Inc. Reporting Person is a general partner of Sandler Capital Management, which is the general partner of Sandler Investment Partners, L.P., which is the general partner of Sandler V, Sandler V FTE and Sandler V Germany.

                     (b)       Percent of class:  9.9%

                     (c)       Number of shares as to which the person has:

                              (i) Sole power to vote or to direct the vote: 0 shares

                              (ii)   Shared power to vote or to direct the vote:
                                     0(2) shares

                              (iii) Sole power to dispose or to direct the disposition of: 0 shares

                              (iv) Shared power to dispose or to direct the disposition of: 2,133,005(1) shares

                     7.  MJDM Corp.:

                     (a) Amount beneficially owned: 2,133,005(1)(3) shares of Common Stock, 66 2/3 cents par value, of AMC Entertainment Inc. Reporting Person is a general partner of Sandler Capital Management, which is the general partner of Sandler Investment Partners, L.P., which is the general partner of Sandler V, Sandler V FTE and Sandler V Germany.

                     (b)       Percent of class:  9.9%

                     (c)       Number of shares as to which the person has:

                              (i) Sole power to vote or to direct the vote: 0 shares

                              (ii)   Shared power to vote or to direct the vote:
                                     0(2) shares

                              (iii) Sole power to dispose or to direct the disposition of: 0 shares

                              (iv) Shared power to dispose or to direct the disposition of: 2,133,005(1) shares

CUSIP No. 00169100                         13G                     Page 20 of 27

                     8.  Four JK Corp.:

                     (a) Amount beneficially owned: 2,133,005(1)(3) shares of Common Stock, 66 2/3 cents par value, of AMC Entertainment Inc. Reporting Person is a general partner of Sandler Capital Management, which is the general partner of Sandler Investment Partners, L.P., which is the general partner of Sandler V, Sandler V FTE and Sandler V Germany.

                     (b)       Percent of class:  9.9%

                     (c)       Number of shares as to which the person has:

                              (i) Sole power to vote or to direct the vote: 0 shares

                              (ii)   Shared power to vote or to direct the vote:
                                     0(2) shares

                              (iii) Sole power to dispose or to direct the disposition of: 0 shares

                              (iv) Shared power to dispose or to direct the disposition of: 2,133,005(1) shares

                     9.  Harvey Sandler:

                     (a) Amount beneficially owned: 2,268,005(1)(3)(4) shares of Common Stock, 66 2/3 cents par value, of AMC Entertainment Inc. Reporting Person is the sole shareholder of ARH Corp., a member of the Management Committee of Sandler Capital Management and a Managing Director of Sandler Capital Management, which is the general partner of Sandler Investment Partners, L.P., the general partner of Sandler V, Sandler V FTE and Sandler V Germany.

                     (b)       Percent of class:  10.4%

                     (c)       Number of shares as to which the person has:

                              (i)    Sole  power to vote or to direct  the vote:
                                     115,000 shares

                              (ii)   Shared power to vote or to direct the vote:
                                     0(2) shares

                              (iii) Sole power to dispose or to direct the disposition of: 115,000 shares

                              (iv) Shared power to dispose or to direct the disposition of: 2,268,005(1) shares

CUSIP No. 00169100                         13G                     Page 21 of 27

                     10.  Michael J. Marocco:

                     (a) Amount beneficially owned: 2,133,005(1)(3) shares of Common Stock, 66 2/3 cents par value, of AMC Entertainment Inc. Reporting Person is the sole shareholder of MJDM Corp., a member of the
                               Management Committee of Sandler Capital Management and a Managing Director of Sandler Capital Management, which is the general partner of Sandler Investment Partners, L.P., the general partner of Sandler V, Sandler V FTE and Sandler V Germany.

                     (b)       Percent of class:  9.9%

                     (c)       Number of shares as to which the person has:

                              (i) Sole power to vote or to direct the vote: 0 shares

                              (ii)   Shared power to vote or to direct the vote:
                                     0(2) shares

                              (iii) Sole power to dispose or to direct the disposition of: 0 shares

                              (iv) Shared power to dispose or to direct the disposition of: 2,133,005(1) shares

                     11.  John Kornreich:

                     (a) Amount beneficially owned: 2,133,005(1)(3) shares of Common Stock, 66 2/3 cents par value, of AMC Entertainment Inc. Reporting Person is the majority shareholder of Four JK Corp., a member of the Management Committee of Sandler Capital Management and a Managing Director of Sandler Capital Management, which is the general partner of Sandler Investment Partners, L.P., the general partner of Sandler V, Sandler V FTE, and Sandler V Germany.

                     (b)       Percent of class:  9.9%

                     (c)       Number of shares as to which the person has:

                              (i) Sole power to vote or to direct the vote: 0 shares

                              (ii)   Shared power to vote or to direct the vote:
                                     0(2) shares

                              (iii) Sole power to dispose or to direct the disposition of: 0 shares

                              (iv) Shared power to dispose or to direct the disposition of: 2,133,005(1) shares

CUSIP No. 00169100                         13G                     Page 22 of 27

_________________________

(1) Includes 1,516,083, 560,699 and 56,223 shares of Common Stock beneficially owned by Sandler V, Sandler V FTE and Sandler V Germany, respectively.
(2) The Reporting Person together with other Reporting Persons named herein may be deemed to beneficially own shares of the Issuer's Series A Preferred Stock that are convertible into shares of Common Stock as indicated herein. However, the Reporting Person has agreed pursuant to a Securities Purchase Agreement, dated as of June 29, 2001, by and among the Issuer, certain Reporting Persons and certain other persons named in such Securities Purchase Agreement, for a period commencing on the Closing Date and ending on April 19, 2006, not to convert such Series A Preferred Stock into Common Stock except in connection with the disposition of such Common Stock to an unaffiliated third party. As such, the Reporting Person has no ability to exercise voting power with respect to the Common Stock following conversion during such time period
(3) The reporting person disclaims beneficial ownership of these securities except to the extent of his/her/its equity interest therein.
(4) Includes 20,000 shares of Common Stock owned by Phyllis Sandler, the wife of Harvey Sandler.

Item 5.              Ownership of Five Percent or Less of a Class.

                     As of the date hereof, Sandler Associates, Sandler Mezzanine General Partnership, Sandler Mezzanine Partners, L.P., Sandler Mezzanine T-E Partners, L.P., Sandler Mezzanine Foreign Partners, L.P., Sandler Communications Offshore Fund, Inc., ARPH Media Corp., EMEBE Media Corp., Kornreich Media Corp., MJM Media Corp., Edward G. Grinacoff, Andrew Sandler, Hannah Stone and David Lee do not beneficially own any Common Stock of the Issuer. As of the date hereof, each of Michelle C. Schimmel, Douglas E. Schimmel and Phyllis Sandler beneficially own less than five percent (5%) of the Common Stock of the Issuer.

Item 6.              Ownership  of More Than Five  Percent  on Behalf of Another
                     Person.

                     See Item 4.

Item 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

                     Not applicable.

CUSIP No. 00169100                         13G                     Page 23 of 27

Item 8.              Identification and Classification of Members of the Group.

                     See Exhibit A for Joint Filing Agreement.

Item 9.              Notice of Dissolution of Group.

                     Not applicable.

Item 10.             Certifications.

                     By signing below each party certifies that, to the best of his, her or its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP No. 00169100                         13G                     Page 24 of 27


                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  October 10, 2001                 SANDLER CAPITAL MANAGEMENT
                                        By:  MJDM Corp., a general partner

                                        By: /s/ Moira Mitchell
                                            ------------------------------------
                                        Name:  Moira Mitchell
                                        Title: President

Date:  October 10, 2001                 SANDLER CAPITAL PARTNERS V, L.P.
                                        By:  Sandler Investment Partners, L.P.,
                                             general partner
                                        By:  Sandler Capital Management,
                                             general partner
                                        By:  MJDM Corp., a general partner

                                        By: /s/ Moira Mitchell
                                            ------------------------------------
                                            Name:  Moira Mitchell
                                            Title: President

Date:  October 10, 2001                 SANDLER CAPITAL PARTNERS V FTE, L.P.
                                        By:  Sandler Investment Partners, L.P.,
                                             general partner
                                        By:  Sandler Capital Management,
                                             general partner
                                        By:  MJDM Corp., a general partner

                                        By: /s/ Moira Mitchell
                                            ------------------------------------
                                            Name:  Moira Mitchell
                                            Title: President

Date:  October 10, 2001                 SANDLER CAPITAL PARTNERS V GERMANY, L.P.
                                        By:  Sandler Investment Partners, L.P.,
                                             general partner
                                        By:  Sandler Capital Management,
                                             general partner
                                        By:  MJDM Corp., a general partner

                                        By: /s/ Moira Mitchell
                                            ------------------------------------
                                            Name:  Moira Mitchell
                                            Title: President

CUSIP No. 00169100                         13G                     Page 25 of 27

Date:  October 10, 2001                 SANDLER INVESTMENT PARTNERS, L.P.
                                        By:  Sandler Capital Management,
                                             general partner
                                        By:  MJDM Corp., a general partner

                                        By: /s/ Moira Mitchell
                                            ------------------------------------
                                            Name:  Moira Mitchell
                                            Title: President

Date:  October 10, 2001                 ARH CORP.


                                        By: /s/ Moira Mitchell
                                            ------------------------------------
                                            Name:  Moira Mitchell
                                            Title: Secretary

Date:  October 10, 2001                 MJDM CORP.


                                        By: /s/ Moira Mitchell
                                            ------------------------------------
                                            Name:  Moira Mitchell
                                            Title: President

Date:  October 10, 2001                 FOUR JK CORP.


                                        By: /s/ Moira Mitchell
                                            ------------------------------------
                                            Name:  Moira Mitchell
                                            Title: President


Date:  October 10, 2001                 By: /s/ Harvey Sandler
                                            ------------------------------------
                                            Harvey Sandler


Date:  October 10, 2001                 By: /s/ Michael J. Marocco
                                            ------------------------------------
                                            Michael J. Marocco


Date:  October 10, 2001                 By: /s/ John Kornreich
                                            ------------------------------------
                                            Name:  John Kornreich